Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Bristow Group Inc.:

We consent to the use of our reports with respect to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” herein and in the related prospectus.

Our report dated June 8, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of March 31, 2006, expresses our opinion that Bristow Group Inc. did not maintain effective internal control over financial control as of March 31, 2006 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states:

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The Company did not have sufficient technical expertise to address or establish adequate policies and procedures associated with accounting matters. In addition, it did not maintain policies and procedures to ensure adequate management review of the information supporting the financial statements.

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The Company did not have sufficient technical tax expertise to establish and maintain adequate policies and procedures associated with the operation of certain complex tax structures. As a result, it failed to establish proper procedures to ensure the actions required to enable the Company to realize the benefits of these structures as previously recognized in its financial statements were performed.

KPMG LLP

Houston, Texas
February 9, 2007